SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No. )
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                    Filed by the Registrant                 / X /
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           Filed by a party other than the Registrant       /   /
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Check the appropriate box:
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/   /     Preliminary Proxy Statement
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/   /     Confidential, for Use of the Commission Only (as
----      permitted by Rule 14a-6(e) (2))

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/   /     Definitive Proxy Statement
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/ X /     Definitive Additional Materials
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/   /     Soliciting Material Pursuant to Sec. 240.14a-11(c) or
----      Sec. 240.14a-12

                    PUTNAM HIGH QUALITY BOND FUND
        (Name of Registrant as Specified In Its Charter)

           (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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/ X /     No fee required
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/   /     Fee computed on table below per Exchange Act Rule 14a
----      6(i)(1) and 0-11

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of
          transaction:

          (5) Total fee paid:

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/   /     Fee paid previously with preliminary materials.
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/   /     Check box if any part of the fee is offset as
---- provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:

          (3) Filing Party:

          (4) Date Filed:


                                        George Putnam
                                        Chairman of the Trustees
                                        The Putnam Funds
                                        One Post Office Square
                                        Boston, Massachusetts 02109


(standard Putnam letterhead)

May 25, 1999

Dear Shareholder,

You recently received a proxy statement requesting your vote on an important proposal. Our records show that we have not received your completed ballot. Since your vote is important, we ask that you please cast your ballot. Another copy of the proxy card and a business reply envelope are enclosed for your convenience.

The Trustees are recommending the merger of the Putnam High
Quality Bond Fund into the Putnam American Government Income
Fund. The merger would result in your exchanging your current shares, at net asset value, for shares of the Putnam
American Government Income Fund.

Putnam Management and the Trustees believe that the merger of the relatively small Putnam High Quality Bond Fund into a larger fund with a similar investment strategy and objective will be more cost effective and in the best interest of shareholders.

You can also vote your proxy via the Internet. Instructions are listed at the top of your proxy card. If you choose to vote online, please do not mail the enclosed proxy card.

We appreciate your attention to this important matter and ask you to consider the proposal carefully. Should you have any questions, please consult your financial advisor or contact a Putnam customer service representative at 1-800-225-1581.

Sincerely,

/s/George Putnam
George Putnam